EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-141298, No. 333-46808 and No. 333-29023 on Form S-8 of our report dated May 28, 2008 (June 2, 2010 as to the effect of the noncontrolling interests as discussed in Note 4), relating to the Fiscal 2008 consolidated financial statements of Polo Ralph Lauren Corporation and subsidiaries (the “Company”), which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of ASC 740-10 (formerly referred to as Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”), effective April 1, 2007, and an explanatory paragraph relating to the Company’s retrospective adjustment of the presentation and disclosures for a change in accounting for noncontrolling interests appearing in this Annual Report on Form 10-K of Polo Ralph Lauren Corporation and subsidiaries for the year ended April 3, 2010.

/s/ DELOITTE & TOUCHE LLP

New York, New York
June 2, 2010